UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2007

Commission File Number: 0-24260

Amedisys, Inc.

(Exact Name of Registrant as specified in Charter)

Delaware	11-3131700
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5959 S. Sherwood Forest Blvd., Baton Rouge, LA 70816

(Address of principal executive offices including zip code)

(225) 292-2031 or (800) 467-2662

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On August 2, 2007, Amedisys, Inc. (the “Company”) entered into a definitive agreement to acquire the home health and hospice assets of IntegriCare, Inc. IntegriCare, Inc. operates 19 home health locations in nine states, including Alaska, Colorado, Idaho, Kansas, New Hampshire, Oregon, Wyoming and the Certificate of Need (“CON”) states of Washington and West Virginia. Hospice services are provided in 11 of the locations, and five of the locations are operated through joint ventures with local hospitals.

The transaction is contingent on a number of closing conditions, including regulatory approval and approval under the Hart-Scott-Rodino Act. The acquisition is expected to close on September 1, 2007. However, due to regulatory issues associated with West Virginia CON requirements, the West Virginia agencies are not expected to close until some time in the fourth quarter of 2007.

The asset purchase agreement for the transaction, executed August 2, 2007, is by and among Amedisys Alaska, L.L.C., Amedisys Colorado, L.L.C., Amedisys Idaho, L.L.C., Amedisys Kansas, L.L.C., Amedisys New Hampshire, L.L.C., Amedisys Oregon, L.L.C., Amedisys Washington, L.L.C., Amedisys West Virginia, L.L.C. and Amedisys Wyoming, L.L.C. (as the Buyer Companies), IntegriCare, Inc. (as Seller) and the Company.

The transaction purchase price is $68 million, subject to certain post-closing adjustments, and is being funded with $56 million in cash and a $12 million note payable over three years.

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Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amedisys, Inc.

Date: August 8, 2007	By:	/s/ Dale E. Redman
Dale E. Redman
Chief Financial Officer

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